Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Cedar Rapids Flood Recovery Update
CEDAR RAPIDS, IA, October 9, 2008 – Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural based ingredient systems for food and industrial applications, announced the following developments:
•	The Company’s principal subsidiary, Penford Products Co., has substantially completed the restoration of the industrial starch manufacturing operations at its Cedar Rapids, Iowa plant, which had been shut down by record flooding in June of this year. The facility’s current processing rate has reached pre-flood levels and the full range of industrial starch products is being produced.

•	Effective as of September 15, 2008, the Company announced the termination of the force majeure event that had shut down industrial starch operations at the plant. The Company has begun to resupply its industrial starch customers under existing contracts. The systematic recovery and transition to resupply substantially all of customers’ contracted requirements is expected to be completed by the end of calendar 2008.

•	The Company has resumed the production and sale of ethanol. The Company’s ethanol plant currently can produce fuel grade ethanol at a rate of approximately 35-37 million gallons per year. The Company expects that its ethanol assets will be in position to achieve full design production capability of 45 million gallons per year by the end of 2008.

•	As previously announced, the Company intends to expense a majority of the costs of the flood in the 4th quarter of its 2008 fiscal year, which ended on August 31. Direct costs of the flood determined to date are in the range of $45-$47 million, which include continuing expenses during the shut down, but do not include lost profits. These costs will have a material impact on the Company’s FY 2008 4th quarter and full year results, which will be announced on November 13. On July 9, 2008, Penford executed an amendment to its credit agreement which temporarily adjusts the calculation of selected covenants for the effect of the damage costs and insurance payments related to the Cedar Rapids flood. The Company believes that it has adequate financial resources and liquidity to execute its Cedar Rapids plant recovery plans and to meet its future operating and capital needs.

•	The Company is continuing to work with its flood and property (including business interruption) insurance carriers, but does not expect to complete the submission of all claim documentation until December. The Company intends to claim coverage for losses exceeding $30 million, but the amount recovered may be materially more or less than this estimate. Since the Company’s insurers have not yet affirmed coverage for all material aspects of the Company’s claim, the Company cannot provide assurance as to the amount or timing of the ultimate recoveries under its policies. Insurance proceeds will be recognized in the financial statements as they are received.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for a variety of applications. Penford has nine locations in the United States, Australia and New Zealand. The Cedar Rapids site is the Company’s largest manufacturing plant.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings made by the Company with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the ethanol facility; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.

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